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                                                                     Exhibit (n)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement of Eaton Vance Senior Floating-Rate Trust on Form N-2 filed by the Fund under the Securities Act of 1933, as amended (the "Act") (Registration No. 333-111041) and under the Investment Company Act of 1940, as amended (the "1940 Act") (Registration No 811-21411) of our report dated November 13, 2003, relating to the financial statements of Eaton Vance Senior Floating-Rate Trust as of November 12,2003, in the Statement of Additional Information which is part of such registration statement.

We also consent to the references to our Firm under the heading "Independent auditors" in the Prospectus and Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Boston, Massachusetts
January 16, 2004